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EXHIBIT 21.0 SUBSIDIARIES OF THE REGISTRANT

DIVERSIFIED DATA PRODUCTS, INC.
Incorporated in the state of Michigan

DIVERSIFIED DATA PRODUCTS (U.K.) LIMITED
Incorporated in England

COMPASS EXPORT MARKETING (OVERSEAS) LIMITED
Incorporated in the British Virgin Islands

CONSOLIDATED MEDIA SYSTEMS, INC.
Incorporated in the state of Tennessee

AXIDATA INC.
Incorporated in Canada

CENTRAL AUDIO VISUAL, INC.
Incorporated in the state of Florida

C & G VIDEO SYSTEMS
Incorporated in the state of Alabama

DUO COMMUNICATIONS, INC.
Incorporated in Canada

ZENGINE, INC.
Incorporated in the state of Delaware

AUDIO VISUAL SYSTEMS, INC.
Incorporated in the state of Ohio

TECHNICAL INDUSTRIES, INC.
Incorporated in the state of Georgia

VIDEO IMAGES, INC.
Incorporated in the state of Wisconsin

FAIRVIEW AFX
Incorporated in the state of Oklahoma


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